UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(RULE 14c-101)
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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US SOLARTECH, INC.
(Name of Registrant As Specified In Its Charter)

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US SOLARTECH, INC.
199 Main Street Suite 706
White Plains, New York, 10601

October 5, 2011

Dear Stockholders:

The purpose of the accompanying Information Statement is to advise the stockholders of US SolarTech, Inc., a Delaware corporation (the “Company”), of the following corporate actions taken by written consent of the majority stockholders:

The election of four (4) directors to serve until the next annual meeting of stockholders and the due election and qualification of their respective successors; and the ratification of the appointment of Stowe & Degon, LLC to serve as independent auditor of the Company for Fiscal 2011 and 2012.

The above corporate actions were authorized by written consent in lieu of an annual general meeting of stockholders by the holders of a majority of the combined voting power over the Company’s outstanding capital stock on August 30, 2011, in accordance with the requirements of the Delaware General Corporation Law. All necessary corporate approvals in connection with the matters referred to in this Information Statement have been obtained.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

No action is required by you. The accompanying Information Statement is furnished pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the purpose of informing our stockholders of the actions described above before they take effect. In accordance with Rule 14c-2 under the Exchange Act, the actions by stockholder consent will not become effective until at least 20 days following the mailing of this Information Statement to stockholders. These actions have been approved by our Board of Directors and the record and beneficial holders of a majority of the combined voting power of the Company’s outstanding capital stock. Only stockholders of record at the close of business on August 30, 2011 are being given notice of these actions by written consent. The Company is not soliciting proxies.

   This Information Statement is being mailed on or about October 3, 2011 to stockholders of record of US SolarTech, Inc. as of August 30, 2011, and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Exchange Act.

The cost of furnishing this Information Statement will be borne by us. We will mail this Information Statement to registered stockholders and certain beneficial stockholders where requested by brokerage houses, nominees, custodians, fiduciaries, and other like parties.

Delivery of Documents to Stockholders Sharing an Address

Unless we have received contrary instructions from a stockholder, we are delivering only one annual report to stockholders and one Information Statement to multiple stockholders sharing an address. This practice known as “householding” is intended to reduce the Company’s printing and postage costs. We will, upon request, promptly deliver a separate copy of the annual report and this Information Statement to a stockholder who shares an address with another stockholder. A stockholder who wishes to receive a separate copy of the annual report or Information Statement may direct such request to our Corporate Secretary, Charles De Luca, at US SolarTech, Inc., 15 Sandersdale Road, Southbridge, MA 01550, telephone: (508) 764-1242, email:  Fbce2cdl@aol.com

Stockholders who receive multiple copies of the Information Statement at their address and would like to request that only a single copy of communications be delivered in the future to the shared address may do so by making either a written or oral request to the Company contacts listed above.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT
FOR US SOLARTECH, INC.

The Information Statement is available at the Securities and Exchange Commission’s Internet Website:
www.sec.gov

Sincerely, /s/Mohd A. Aslami Mohd A. Aslami Chairman of the Board

US SOLARTECH, INC.
199 Main Street Suite706
White Plains, New York 10601

INFORMATION STATEMENT

ACTIONS BY BOARD OF DIRECTORS AND CONSENTING STOCKHOLDER

On August 30, 2011, our Board of Directors nominated for re-election the following four directors, each for a term of one year: Mohd A. Aslami, Charles DeLuca, Steven Phillips and Vinod K. Sareen and recommended that the stockholders of the Company vote for the election of the foregoing directors. On August 30, 2011, by written consent of the holders of a majority of the combined voting power of the Company’s outstanding capital stock (the “Consenting Stockholders”), holding shares of the Company’s common stock, representing approximately 80% of the combined voting power of the Company’s outstanding capital stock, as of August 30, 2011 (the “Written Consent”), all of the nominated directors were re-elected to the Board of Directors of the Company.

On August 30, 2011, our Board of Directors ratified the appointment of Stowe & Degon, LLC as the Company’s independent registered public accounting firm for Fiscal 2011 and 2012, and recommended that the stockholders vote to ratify the same. The action taken by the Board of Directors was subsequently ratified by Written Consent of the Consenting Stockholders.

DISSENTER’S RIGHT OF APPRAISAL

Under Delaware law, stockholders are not entitled to dissenter’s rights of appraisal with respect to the above corporate actions.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the matters to be acted upon (other than elections to office).

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of August 30, 2011, there were 16,707,519 shares of our common stock issued and outstanding and no shares of preferred stock outstanding. Each holder of common shares is entitled to one vote for each such share held by such holder.

The Consenting Stockholders approved the corporate actions described above by the Written Consent. The Consenting Stockholders consist of those shareholders listed in the Table 1, shown below.

VOTING PROCEDURES

Pursuant to our by-laws, the affirmative vote of the holders of issued and outstanding capital stock of the Company representing not less than a majority of the voting power of all issued and outstanding capital stock of the Company entitled to vote thereon is sufficient to ratify the appointment of Stowe & Degon, LLC., as independent auditor of the Company for Fiscal 2011 and 2012, while the vote standard for the election of directors is a majority of votes cast. Our by-laws provide further that any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth such action to be taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The vote to ratify the appointment of Stowe & Degon LLC and to elect the directors to the Board of Directors was obtained through the Written Consent of the Consenting Holders as the holders of approximately 80% of the combined voting power of the Company as of August 30, 2011.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number and percentage of shares of the Company’s various classes of common stock owned beneficially and of record by each director and each officer of the Company, and by each person beneficially owning more than five percent (5%) of any class of the common stock, as of August 30, 2011. Except as otherwise noted, the address of the referenced individual is c/o US SolarTech, Inc. 199 Main Street, Suite 709, White Plains, New York 10601

To our knowledge, except as otherwise indicated in the footnotes below, each person or entity has sole or shared voting and investment power with respect to the shares of common stock set forth opposite such persons or entity’s name. Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to the securities.

Table 1

Name	Number of Shares of Common Stock	Percentage of Ownership of Common Stock
Mohd A. Aslami Chairman of the Board and Director Chief Executive Officer and President (1)	11,571	*

Charles DeLuca Executive VP–Business Development/Sales and Director (2)	2,058,952	12.33

Steven Phillips Executive VP – Chief Financial Officer/Treasurer and Director (3)	2,435,833	14.59

Vinod K. Sareen	80,000	*

All directors and executive officers as a group	4,586,356	27.45

Ariana, Inc.	1,406,652	8.42

Aslami Childrens’ Trust	1,378,605	8.26

Kabul Foundation Trust	1,517,047	9.09

Abdulaziz M. Alnamlah	3,383,708	20.26

The Phillips Family Trust	882,567	5.29

All directors, executive officers and 5% or more shareholders, as a group	13,154,935	78.77

All other shareholders	3,552,584	21.23
Total	16,707,519	100.00

_______________________________________________________________________________

*	Less than 1%.

(1)	Excludes a total of 4,302,304 shares issued in the aggregate to Kabul Foundation Trust, the Aslami Childrens’ Trust, and Ariana Inc. with respect to which Mr. Aslami disclaims beneficial ownership.

(2)
Excludes a total of 1,161,050 shares issued to in the aggregate to Michael DeLuca, and Dawn Safton, Mr. DeLuca’s children, and the Dawn foundation with respect to which Mr. DeLuca disclaims beneficial ownership, but includes the 1,000,000 shares owned by his spouse, Betty DeLuca with respect to which Mr. DeLuca claims beneficial ownership.

(3)
Includes a total of 2,403,374 shares issued to CSP Associates LLC with respect to which Mr. Phillips claims beneficial ownership. The Company has been informed that Mr. Phillips and his wife Ingrid hold voting and investment power over our shares owned by CSP Associates LLC.

PROPOSAL 1

ELECTION OF DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS

Our four directors were re-elected pursuant to the Written Consent. These directors are to serve until the next annual meeting of the Company’s stockholders, the next time directors are elected (at a meeting or by written consent in lieu of a meeting of stockholders) or until their respective successors are duly elected and qualified. The Board of Directors may also appoint additional nine (9) directors up to the maximum number of thirteen (13) directors permitted under our by-laws. Each executive officer serves at the discretion of the Board of Directors and holds office until his successor is elected or until his earlier resignation or removal in accordance with our certificate of incorporation and by-laws.

The following table sets forth our directors and executive officers, their ages as of the date of this Written Consent and the positions held by them. The corporate address for each of our directors and executive officers is 199 Main Street, White Plains, New York 10601.

Name	Age	Position
Mohd Aslami	64	Director; President, Chief Executive Officer and Chief Technology Officer
Charles DeLuca	75	Director; Executive VP — Business Development; Secretary
Steven Phillips	66	Director; Executive VP; Chief Financial Officer and Treasurer
Vinod K. Sareen	55	Director*

* Mr. Sareen serves as a board member representing Mr. Alnamlah.

Dr. Mohd Aslami is our co-founder, President, and Chief Executive Officer/Chief Technology Officer and is a member of our board of directors. He is also a co-inventor of our intellectual property which is now owned exclusively by us. Over the past 26 years, Dr. Aslami co-founded several companies in the field of fiber optics. He served as Chairman of the Board of Directors and Chief Executive Officer of FiberCore a NASDAQ-listed company, as well as the Chairman of the Supervisory Board of FiberCore’s subsidiary FC Jena. He was also a co-founder, director and executive vice president of engineering and manufacturing with SpecTran Corp., a publicly traded manufacturer of optical fiber in the U.S., which was later acquired by Lucent. Prior experience includes technical management positions at Galileo Electro Optics and Corning, Incorporated. Dr. Aslami began his career in academics, teaching at Kabul University, University of Cincinnati, and the University of Petroleum and Minerals in Dhahran, Saudi Arabia. He has published several articles and has authored and co-authored several patents relating to fiber optic manufacturing and fiber optic related processes and products, as well the Company’s primary plasma based patents for manufacturing pure silicon, crystalline silicon ingot and thin film.

During the past five years, in addition to co-founding and developing the company, and managing his personal investments, Dr. Aslami also co-founded and served as President and CEO of Solec International, Inc. (“Solec”). Solec, incorporated in September 2005, which has since ceased operations, was actively involved in the development of a copper indium gallium diselenide or CIGS (non-silicon-based) thin-film, an integrated solar cell/module, based on the NREL (National Renewable Energy Lab) process, as well as system design and integration based on silicon based solar modules. Solec received a license from NREL. In June 2008, Dr. Aslami personally filed a patent application for a thin-film process.

Dr. Aslami holds a B.S. degree in chemical engineering from Purdue University (1968) and a Ph.D. in chemical engineering from the University of Cincinnati (1974).

Mr. Charles DeLuca is our co-founder and Executive Vice President for Business Development and Secretary is a member of our board of directors. He brings over 25 years of expertise in the fields of management and business development to US SolarTech. Since leaving FiberCore in June of 2003, he has focused on business development in the Asian markets. In his last position at FiberCore, Mr. DeLuca was secretary and the managing director of the three operations in Jena, Germany: FC Jena a fiber operation, FiberCore Machinery GmbH, a machinery manufacturer, and FiberCore Glass GmbH, where the engineering and pre-production work for our intellectual property was undertaken. The FiberCore Glass GmbH operation produced saleable product for the medical market and part of the operation also served as the research and development facility for ongoing development of patent work related to our intellectual property. Mr. DeLuca was also a co-founder of FiberCore’s ALT subsidiary that designed, developed, and installed fiber optical network for the local area network market. He also held the position of director and executive vice president of sales and marketing for a FiberCore subsidiary.

Mr. DeLuca was also a co-founder of SpecTran Corp. and served as the secretary of SpecTran, a director and executive vice president of sales and marketing for both SpecTran and SoneTran, a joint venture with Southern New England Telephone producing single mode fiber for the telecommunications market. He was responsible for the development of sales of optical fiber in the telecommunications and data communications markets. Mr. DeLuca was employed at Exxon Optical Information Systems and Galileo Electro Optics Corporation from 1980 to 1981 and from 1976 to 1980, respectively, in market management positions. Prior to his employment at Galileo, he served as marketing manager for five operating high tech product lines with Bendix International.

For the past five years, Mr. DeLuca, aside from his activities for the company, has invested in real estate and retail activities, including managing his investments.

Mr. DeLuca holds a B.S. in economics from Queens College, New York and an MBA in management and marketing from St. John’s University, New York. He has co-published several articles in the fiber optics field.

Mr. Steven Phillips is our co-founder and Executive Vice President, Chief Financial Officer and Treasurer, and is a member of our board of directors. Mr. Phillips has over thirty years of experience as a CFO, director, and consultant in a variety of high technology industries. He brings to us skills in the area of corporate finance, start-up environments, turnarounds and corporate partnering. In addition to participating in numerous private transactions, Mr. Phillips was actively involved with FiberCore from 1995 to 2003, and served as interim chief financial officer from August 2000 to July 2001. He became a director of FiberCore in May 1995 and a Supervisory Board Member of FiberCore’s German subsidiary in December 2001. He was primarily responsible for about $90 million of FiberCore’s major fund raising and joint venture activities involving Tyco International Ltd, banks, and other financial institutions. Mr. Phillips, operating through One Financial Group Incorporated, a company he has controlled for over twenty years, provides financial services to companies and individuals.

From November 2003 until mid-2005, Mr. Phillips worked with FiberCore’s bankruptcy trustee and negotiated the Tyco Agreement between Tyco and the Company, dated August 30, 2005. In addition to his private practice activities, he co-founded the company in September 2004 and thereafter, worked on developing the Company.

              Mr. Phillips also served as interim Chief Financial Officer for a start-up Internet company and as chief financial officer of the Winstar Government Securities Company L.P., a registered U.S. Government securities dealer, which he co-founded in 1991 and sold in 1998. From August 1987 until about August 1998, Mr. Phillips served as a director and secretary of James Money Management, Inc., a private investment company. Mr. Phillips holds a BBA in accounting from City College of the City University of New York.

Mr. Vinod K. Sareen is a Certified Public Accountant with over 25 years of experience in finance and corporate management and who has worked in lead roles in the United States, Europe, Middle East, Yemen and India. During the period from 1995 to 2001, he has worked in the startup, financing and operations of Middle East Specialized Cables and Middle East Fiber Cable Manufacturing Company. He was also involved in joint ventures, business evaluations, mergers, investments and public issues of Middle East Specialized Cables. Since 2001 he has served full-time as vice president of finance with Royle Systems Group, an equipment manufacturing company, and has been involved in re-structuring and turnaround of the business. He is also a business consultant to several other companies.

Mr. Sareen holds a B.Com. (Bachelor in Commerce) degree from Punjab University Chandigarh and is a Chartered Accountant from the Indian Institute of Chartered Accountants of India.

Board of Directors

Our board of directors currently consists of four directors. We are not currently required to comply with the corporate governance rules of any stock exchange or quotation system but we are currently subject to the Sarbanes-Oxley Act of 2002 and related SEC rules. If our common stock becomes so listed, the rules of the applicable stock exchange or quotation system would apply.

Directors owe a fiduciary duty to us to act in good faith for our best interests, to exercise their powers and perform their duties honestly, to avoid conflicts of interest, and not to personally profit from opportunities that arise from the office of director.

There are no family relationships among our directors and officers.

Standing Committees of the Board

We have not established any committees of our board of directors. We plan to establish a separate standing audit committee and compensation committee.

The audit committee will perform the following functions:

•	select and oversee our independent accountant;

•	establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and

•
engage the services of outside advisors. As we are not a “listed company” under SEC rules, its audit committee is not required to be comprised of only independent directors. The board has determined that all board members who could serve on the audit committee are not independent directors (and the audit committee does not include an independent director who is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.) The board has determined, however, that each of the members of the audit committee is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication. Accordingly, the board believes that each of the members of the audit committee have the sufficient knowledge and experience necessary to fulfill the duties and obligations required to serve on the audit committee.

The compensation committee will have two primary responsibilities:

•	establish, review and approve executive management compensation; and

•
monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives. It also oversees any other compensation and equity-based plans.

All of our directors serve on our nominating committee.

Compensation of Directors

 Members of the board of directors who are our employees, including subsidiaries, if any, will not be compensated by us for service on the board of directors or on any of its committees. Other members of the board of directors will receive an annual board membership fee of $10,000 and committee chairmen (other than chairman who are our employees) will receive $2,500. The non-employee members of the board of directors will also receive an attendance fee of $500 for each in-person meeting of the board of directors and $250 for each telephonic meeting of the board of directors. Non-employee directors will receive 10,000 shares of our common stock, annually, with the first issuance after the first six months of service. Directors will also receive stock options in the amount of 10,000 options of our common stock, annually, with the first issuance after the first six months of service. Directors will also receive stock options in the amount of 10,000 options of our common stock after the first six months of service upon election to the board and 10,000 options of our common stock, annually thereafter. The initial options fully vest upon issuance and subsequent stock options fully vest six months from issuance. All of the options expire three years from the vesting date. The exercise price will be based on the fair market value of our common stock on the date of grant. Directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at committee or board of directors meetings. As our revenue increases and we expand, we may increase director compensation from time to time. In addition, employee directors may also award additional compensation to non-employee directors under special circumstances, such as serving to assist the Company in its fund raising activities.

Code of Ethics

The board of directors plans to adopt a Code of Ethics that applies to all of our directors, officers, and employees, including our executive officers. The code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

Terms of Directors

Our board members serve until elections at the next annual meeting. A director or the entire Board of Directors may be removed at any time, with or without cause, by the holders of our issued and outstanding capital stock representing not less than a majority of the voting power of all our issued and outstanding capital stock entitled to vote at an election of directors.

Executive Compensation

We have entered into employment agreements with Dr. Mohd Aslami, Mr. Charles DeLuca and Mr. Steven Phillips, our executive officers. The terms of the employment agreements were reviewed and approved by Vinod Sareen, our non-employee director who was appointed by Mr. Alnamlah. The employment agreements provide that compensation will include for each executive officer a base salary, a cash incentive bonus based on the meeting of certain targets, and share appreciation rights. The employment agreements contain other customary provisions, including termination provisions for cause, death and disability, as well as termination by the employee for cause and change of control.

Under the employment agreements, from March 1, 2009 and thereafter, Dr. Aslami is entitled to an annual base compensation of $232,500, Mr. DeLuca to $104,500 and Mr. Phillips to $163,000 totaling $500,000 for all executive officers. Prior to March 1, 2009, Dr. Aslami’s base salary was $139,500, Mr. Phillips was $97,800 and Mr. DeLuca’s was $62,700, totaling $300,000 for all executive officers, which compensation is consistent with the amount payable by Silica Tech, LLC, our entity as it existed prior to conversion to a Delaware corporation, to Silica Tech Holdings, LLC, for managing Silica Tech, LLC. Silica Tech Holdings, LLC would have forwarded such amount to its own managers, the same three individuals.

The cash incentive bonus available to the executive officers pursuant to the employment agreements is an amount equal to 4.75% of pre-incentive operating income. For purposes of calculating incentive bonus, “pre-incentive operating income” is determined by first calculating operating income according to generally accepted accounting principles exclusive of the incentive bonus amount.  The bonus is then determined by dividing such operating income by 95.25% (100% minus 4.75%, the incentive bonus percentage) and then subtracting operating income from the resulting quotient.  Such bonus shall be allocated 2.21% to Dr. Aslami, .99% to Mr. DeLuca and 1.55% to Mr. Phillips. For fiscal years 2009 and 2010, the Company has not generated “pre-incentive operating income; accordingly, the Company does not owe a cash incentive bonus for 2009 and 2010 to the executive officers.

 The employment agreements entitle our executive officers to receive 2,000,000 stock appreciation rights (“SAR”) allocated 46.5% to Dr. Aslami, 20.9% to Mr. DeLuca, and 32.6% to Mr. Phillips. A total of 20% of the share appreciation rights vest in the first year, 40% in the second, and 40% in the third year with threshold price of $1.50 per share and share appreciation targets of $3.00, $4.50, and $6.00 for years one, two and three, respectively, subject to the terms and conditions set forth in the employment agreements and the exhibits thereto. Rights may be exercised quarterly. The Company has the option to pay the awards in cash, common stock, or both. Awards shall equal difference between the aggregate fair market value of our common stock (based upon the share price as of the close of market on the exercise date with respect to which such SAR is exercised, but in no event in excess of the applicable share price performance target and the threshold price.) Under this arrangement, if the appreciation targets are satisfied and 100% of the award is paid in shares of our common stock, a total of 1,333,333 shares would be issued the executives, as allocated above.  Rights to receive shares through SARs only begin once we are publicly traded and are therefore not yet exercisable.

Further, the employment agreements with our executive officers provide, in pertinent part, that in connection with the termination of employment by us without cause or by the executive officer for good reason and not during a change of control period (as defined in the employment agreements), the executive officer shall be entitled to receive a severance payment equal to his base compensation for a period of eighteen months in equal consecutive monthly installments payable over an eighteen month period (the “Severance Payment”).  In the event the termination of employment by us is without cause or by the executive officer for good reason during a change of control period, the executive officer shall be entitled to receive a Severance Payment equal to: (i) 200% of the executive officer's base compensation, if the termination occurs prior to December 31, 2009, (ii) 250% of the executive's base compensation, if the termination occurs between January 1, 2010 and December 31, 2010, or (iii) 300% of the executive officer's base compensation, if the termination occurs on any date after January 1, 2011.  We would be required to pay the Severance Payment in equal consecutive monthly installments payable over an eighteen (18) month period commencing within the month immediately following the month in which the Date of Termination occurs. In addition, any SARS held by the executive would be deemed fully vested, any stock or incentive awards would become fully vested and we would have to continue to provide health and welfare benefits during the severance period or equivalent value.

Under the employment agreements, change of control includes certain events in which a third party becomes the beneficial owner of more than 40% of our equity, certain material changes in the constitution of our board of directors, and stockholder approval of certain merger and consolidation transactions or a sale of substantially all of our assets, in each case subject to the terms and conditions set forth in the employment agreements.

The employment agreements expire on January 1, 2012. Following December 31, 2011, the employment agreement may be extended for an additional year at the sole discretion of the executive officer. Thereafter, the employment agreement may be extended for additional one year periods, subject to our approval.

Our executives have executed non-competition and non-disclosure agreements, which include among other provisions, the obligation to retain confidential information in strict confidence and obligations not to disclose such information to anyone except to other employees who have a need to know such information or except as required in the performance of his or her duties in connection with employment, subject to certain exceptions set forth therein. The executive shall not use our confidential information other than for our benefit.

Letter Agreement Concerning Conversion of Existing Payable to Executive Officers

As of September 30, 2008, we owed a total of $1,045,900 to Dr. Aslami, Mr. Phillips and Mr. DeLuca in unpaid compensation and unreimbursed expenses. As of June 15, 2009, all three executive officers signed a letter agreement concerning the conversion of such payable into shares of our common stock. Specifically, the letter agreement provides that:

•
In the event we raise additional equity and pay each executive an amount equal a pro rata portion of 10% of the proceeds of a closing(s) up to a maximum of $200,000, we have the option to pay the remainder in shares of our common stock at a conversion price of $1.50 per share. The $200,000 is to be applied to the payment of taxes.

•
and to the extent amounts owed have not been converted by us, each executive has the option to convert up to 100% of the amount owed to such executive at any time, at his sole discretion, subject to the Company’s automatic right to convert if and when the weighted average price of the company’s stock for 30 consecutive trading days is at least $2.00 per share.

In connection with each conversion by us, upon such conversion, we would also pay each executive, or withhold from each executive as applicable law requires, an amount which approximates the tax obligation incurred by the executive in connection with receipt of such shares, against which the $200,000 would be applied.

              Aside from a possible maximum payment of $200,000 as described, while we have the right to pay each executive in cash, subject to notice, the executives have agreed to defer the Company’s obligation to pay any outstanding amount of the total payable of $1,045,900 until August 1, 2010 and later extended the date to August 1, 2011. The letter agreement with each executive effectively amends each such executive’s employment agreement.

             As of June 30, 2009, we owe the executive officers, $931,000 in base compensation, $115,000 in non-reimbursed expenses, and $60,000 in reimbursable insurance premiums, which premiums have been reimbursed to the executives by the Company. Payment of base compensation and expense reimbursements, totaling $1,046,000, is subject to the terms of letter agreement, dated June 15, 2009, described above.

In addition, as part of a warrant offer to all warrant holders, approximately $22,500 in expenses have been deemed reimbursed to the executive officers by way of an offset to the warrant exercise price for the accelerated exercise of warrants held by the executive officers; the expiration date on the warrants was September 30, 2011. Specifically, on July 31, 2011, Dr. Aslami, Charles DeLuca and Steven Phillips received 11,571, 12,959 and 8,183 common shares of the Company for a warrant purchase price of $7,693, $9,375 and $5,580, respectively.

The $1,046,000, owed as of June 30, 2009, is allocated a follows:

	Base Compensation	Expenses	Total
Dr. Aslami . . . . . . . . . .	$433,000	$30,000	$463,000
Mr. DeLuca . . . . . . . . .	$195,000	$46,000	$241,000
Mr. Phillips . . . . . . . . .	$303,000	$39,000	$342,000
Total . . . . . . . . . . . . . .	$931,000	$115,000	$1,046,000

Summary Compensation Table

The table below summarizes the total compensation accrued or awarded to each of the Named Executive Officers for each of the previous three calendar years. For a more thorough discussion of the executive compensation program, see the compensation discussion above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total
Mohd Aslami . . . . . . . . . . . . . . . . . . . . . .	2010	$232,500	$0	$0	$0	$0	$232,500
Chief Executive Officer,	2009	$217,000	$0	$0	$0	$0	$217,000
President and Chief Technology Officer	2008	$139,500	$0	$0	$0	$0	$139,500
Charles DeLuca . . . . . . .	2010	$104,500	$0	$0	$0	$0	$104,500
Executive Vice President – Business	2009	$97,533	$0	$0	$0	$0	$97,533
Development and Secretary	2008	$62,700	$0	$0	$0	$0	$62,700
Steven Phillips . . . . . . . .	2010	$163,000	$0	$0	$0	$0	$163,000
Executive Vice President,	2009	$152,133	$0	$0	$0	$0	$152,133
Chief Financial Officer and Treasurer	2008	$97,800	$0	$0	$0	$0	$97,800

As of June 30, 2011, the Executive Officers are owed $2,046,000, allocated as follows:

	Total 6/30/09	For the period 7/1/09-6/30/10	For the period 7/1/10-6/31/11	Total *
Dr. Aslami . . . . . . . . . .	$463,000	$232,500	$232,500	$928,000
Mr. DeLuca . . . . . . . . .	$241,000	$104,500	$104,500	$450,000
Mr. Phillips . . . . . . . . .	$342,000	$163,000	$163,000	$668,000
Total . . . . . . . . . . . . . .	$1,046,000	$500,000	$500,000	$2,046,000

•	The above table reflects base compensation for the period 7/1/09 to 6/30/11 and does not include an estimated $25,000 in accrued expenses owed to the executive officers.

PROPOSAL 2

RATIFICATION OF
APPOINTMENT OF INDEPENDENT AUDITORS

The appointment by our Board of Directors was ratified by the Consenting Stockholders in the Written Consent.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by Stowe and Degon for the audit of the Company’s annual financial statements for the fiscal years ended December 2010 and 2009.

	2010(1)	2009(2)
Audit fees	$12,600	$61,000
Audit related fees (3)
Tax fees(4)
All other fees(5)		$23,435
Total	$12,600	$84,435

(1)	Audit fees for fiscal 2010 were principally for audit work performed on the consolidated financial statements for the fiscal year ended December 31, 2010.

(2)	Audit fees for fiscal 2009 were principally for audit work performed on the consolidated financial statements for the fiscal years ended December 31, 2009.

(3)	Audit related fees were principally for financial statements included in the Company’s SEC filings.

(4)	S&D did not provide any “tax services” during the period.

(5)	S&D did provide “other services” during 2009 in connection with the Company’s S-1 SEC filing.

CORPORATE GOVERNANCE

Board Meetings

Our Board of Directors had (1) formal meeting during Fiscal 2010.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics which applies to our directors, Chief Executive Officer, Chief Financial Officer and other Company employees.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file; all filings are current.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION –

We make available free of charge upon request, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as well as information statements, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may also access such information at www.sec.gov. Also included in our SEC filings and available in print upon request of any stockholder to our Corporate Secretary, Charles DeLuca, are our certificate of incorporation and by-laws. Unfortunately, due to extremely limited resources, we have not filed all of our required SEC filings and are exploring options to re-attain compliance with SEC filing obligations.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE NOT REQUESTED TO SEND US A PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT

US SOLARTECH, INC.

October 5, 2011

BY ORDER OF THE BOARD OF DIRECTORS

/s/Mohd A. Aslami
Mohd A. Aslami
Chairman of the Board